Exhibit 10.3

Schedule of December 2008 Retention Plan Awards to Named Executive Officers

The following awards were made on November 4, 2008 to GTC’s named executive officers under the GTC Biotherapeutics December 2008 Retention Plan, subject to shareholder approval, which was obtained on December 10, 2008.

Named Executive Officer	Number of Stock Options Granted on December 10, 2008
Geoffrey F. Cox	160,000
John B. Green	100,000
Harry M. Meade	100,000
Daniel S. Woloshen	100,000